EXHIBIT 99.1


LEHMAN BROTHERS
Press Release


For Immediate Release                           Media Contact: William J. Ahearn

                                                               212-526-4379



                            LEHMAN BROTHERS ANNOUNCES
                            SENIOR MANAGEMENT CHANGES



NEW YORK, May 9, 2002 - Lehman Brothers Holdings Inc. (NYSE: LEH) announced today several organizational changes.

According to Richard S. Fuld, Jr., Chairman and Chief Executive Officer, effective immediately Joseph M. Gregory and Bradley H. Jack will take on newly established roles as Chief Operating Officers. Previously, Mr. Jack was the head of Investment Banking, and Mr. Gregory was the Firm's Chief Administrative Officer; in their new positions, their responsibilities will include the daily management of Lehman Brothers' business and administrative activities around the world.

"With the significant growth of our business, I believe we have reached a point in the ongoing development of the Firm where our management structure should also evolve," Mr. Fuld said. He noted that since Lehman Brothers went public in 1994, earnings have grown 30 percent per year, the Firm's capital base has tripled, the stock price has
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outpaced all others in the industry, and the size of the Firm has almost doubled, growing to 13,000 people.

Lehman Brothers also announced the creation of an Office of the Chairman, including Mr. Fuld and Jeffrey Vanderbeek, who will assume responsibility for global risk management, including Private Equity, and strategy for the Firm. Mr. Fuld noted that the establishment of an Office of the Chairman-level responsibility overseeing the Firm's risk profile underscores the importance the Firm places on market and credit risk management, and on its contribution to Lehman Brothers' success.

Mr. Fuld also announced that within the Firm's senior management:

Jeremy M. Isaacs, Chairman of Lehman Brothers' non-U.S. business activities, will continue to oversee the global expansion of the Firm. Lehman Brothers' percentage of non-U.S. revenues to total revenues has grown steadily over the past few years, and we believe that there will be significant opportunities to continue to profitably expand its activities in Europe, Asia and in other select markets, Mr. Fuld said.

Stephen M. Lessing, Lehman Brothers' senior client contact officer, will continue in his role expanding the Firm's focus on its clients and customers around the world. Mr. Fuld noted that a critical aspect of Lehman Brothers' business building has been its client focus, and that the Firm's ability to maintain its profitable growth will be a direct result of its ability to expand its client base and the depth of client relationships.

"With these changes, we have focused senior management resources on our strengths, our opportunities, and the challenges the markets present. We are strengthening those areas that have made Lehman Brothers the best operator in the industry: our business franchise, risk management, global capabilities, and a commitment to client focus," Mr. Fuld said.

Lehman Brothers (ticker symbol NYSE: LEH), an innovator in global finance, serves the
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financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity, and private client services. The Firm is headquartered in New York, London, and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products, and recruitment opportunities, visit our web site at www.lehman.com.